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                                                                    EXHIBIT 10-W




                               AVATEX CORPORATION

                           PERFORMANCE INCENTIVE PLAN


A.       Purpose.

         The Performance Incentive Plan (the "Plan") of Avatex Corporation, formerly known as FoxMeyer Health Corporation (the "Company"), is intended to:

         1.      Motivate and reward high performing executives;

         2. Focus executive attention on achieving key objectives for each fiscal year; and

         3.      Be a material component of a total competitive pay structure.


B.       Effective Date.

         The effective date of the Plan is January 1, 1997. The Plan shall continue in effect unless and until it is terminated or amended, subject to the terms hereof (including but not limited to Section H hereof), by the Co-Chief Executive Officers, and approved by the Finance and Personnel Committee of the Board of Directors of the Company.


C.       Eligibility.

         Participants in the Plan shall be entitled to share in a fund (the "Fund"), the amount of which shall be based on a specified percentage of certain components of the Company's annual "Net Income", as described below. Participation in the Plan shall be limited to officers and other employees of the Company whose positions have a direct influence on the Company's growth and profitability. The initial participants in the Plan, their respective positions as of November 12, 1996, and their respective percentage award levels under the Plan are identified on Exhibit A. The Co-Chief Executive Officers of the Company may add additional individuals as participants in the Plan by amending Exhibit A, and may change the percentage award level(s) under the Plan for the participants listed on Exhibit A, in accordance with Section E below.


D.       Amounts to Be Distributed.

         The Fund in which participants shall be entitled to share shall be equal to seventeen and one-half percent (17.5%) of the Company's Net Income, determined as follows:
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         1.      Except as expressly provided herein, Net Income shall be
                 calculated in accordance with generally accepted accounting principles, after all applicable taxes but before any preferred dividends.

         2. The calculation of Net Income shall exclude for all purposes any activities relating in any way to the Company's investment in, relationship with or indemnification of National Steel Corporation.

         3. Net Income shall be measured on an annual basis as of March 31 of each year, which is the close of the Company's fiscal year. The initial period for which Net Income shall be measured under the Plan shall be from January 1, 1997 through March 31, 1997.

Payment of the amounts to be distributed to participants shall be made within ninety (90) days after March 31 of each year; provided, however, that to the extent a particular component of Net Income is a non-cash item and does not thereby generate a corresponding increase in positive cash flow, the Plan administrators shall make a good faith determination of the timetable for paying the applicable percentage of such component to participants based on when positive cash flow is expected to be generated with respect to such item.


E.       Modifications of Percentages and Amounts to Be Awarded.

         The Co-Chief Executive Officers of the Company, subject to the approval of the Finance and Personnel Committee of the Board of Directors of the Company, reserve the right:

         1. To add additional participant(s) and, in such event, to change the percentage award level(s) under the Plan for each of the pre-existing participants on a proportionate basis; and/or

         2. Upon the departure of a participant(s), to increase the percentage award level(s) under the Plan for each of the pre-existing participants on a proportionate basis; and/or

         3. On April 1, 1997, to change the percentage of Net Income that shall constitute the Fund; provided, however, that such percentage shall not be reduced below seventeen and one-half percent (17.5%); and/or

         4. On April 1, 1998, and on April 1 of each year thereafter, to change the participants in the Plan, the definition, composition or percentage of Net Income that shall constitute the Fund, or the percentage award level(s) under the Plan for any of the participants.

         Notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section E above:





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         (a)     Neither (i) the percentage of any Net Income attributable to or generated as a result of or in connection with the litigation originally commenced by the Company against McKesson Corporation and certain pharmaceutical manufacturers in the 95th Judicial District Court of Dallas County, Texas, Case No. 97-00311-D (the "Litigation Income"), nor (ii) the percentage award levels for any of the initial participants listed on Exhibit A hereto with respect to any Litigation Income, shall be changed in any manner whatsoever, irrespective of when such Net Income is accrued or received by the Company, unless the initial participant has voluntarily terminated his or her employment with the Company or is terminated by the Company for cause prior to the date any such award is to be paid. If the initial participant's employment has been terminated due to death, disability, retirement or involuntary termination other than for cause prior to the date any such award is to be paid, then he or she shall still be entitled to an award under the provisions of this paragraph
                 (a).

         (b) If (i) all or substantially all of the assets or more than fifty percent (50%) of the then outstanding shares of common stock of the Company are acquired by any person or entity or affiliated group of persons or entities (other than Abbey J. Butler, Melvyn J. Estrin or entities affiliated with either of them), (ii) the Company acquires all or substantially all of the assets or more than fifty percent (50%) of the then outstanding shares of common stock of another entity or affiliated group of entities, (iii) the Company merges with or into another entity or affiliated group of entities, or (iv) another entity or affiliated group of entities merges with or into the Company, then the Plan may be terminated by the Plan administrators (but not with respect to Litigation Income as provided in paragraph (a) of Section E), provided that the Plan administrators shall use their best efforts to make a reasonable, good faith effort to allocate or otherwise account for the then-existing Net Income of the Company or the reasonable expectation of Net Income of the Company (other than Litigation Income) through the current fiscal year or other reasonable time period, had such acquisition or merger not taken place.


F.       Employment Status and Termination.

         To receive his or her award, a participant must be an officer or other employee of the Company or an affiliate of the Company as of the date the award is to be paid. A participant who voluntarily terminates his or her employment or who is terminated for cause before such date shall forfeit all rights to any award. The foregoing does not apply to payments that are deferred pursuant to the proviso contained in the last sentence of Section D above.





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         If a participant's employment is terminated due to death, disability, retirement or involuntary termination other than for cause, the participant shall receive a pro-rated award at the end of the plan year, based on the duration of employment during the fiscal year before such termination, subject to the provisions of paragraph (a) of Section E above.


G.       Plan Administration.

         The Plan shall be administered by the Co-Chief Executive Officers of the Company. Subject to the approval of the Finance and Personnel Committee of the Board of Directors of the Company, the Plan administrators may delegate the administration of the Plan to such person(s) as the Plan administrators deem appropriate. The Plan administrators hereby initially designate the Senior Vice President and Chief Financial Officer of the Company to administer the day- to-day affairs of the Plan. The Plan administrators shall have the full power and authority to construe, interpret and administer the Plan, and to designate the persons entitled to participate in the Plan and the level of such participation. No participant or any other person shall have any claim or any right to pursue any litigation against the Company or any other person, including but not limited to the Plan administrators, with respect to the construction, interpretation and/or administration of the Plan and/or the amount (if any) of any awards thereunder.


H.       Termination of Plan.

         The Plan may be terminated at any time on or after April 1, 1998 by the Co-Chief Executive Officers of the Company, subject to the approval of the Finance and Personnel Committee of the Board of Directors of the Company. If the Plan is terminated during a fiscal year, then the Plan Administrators shall determine the amount of the Fund as of the termination date, and the participants shall be entitled to share in the Fund based on their then-existing percentage award levels.


I.       Other Provisions.

         Nothing in this Plan shall be construed to limit in any way the Company's right to terminate an employee's employment with the Company at any time, nor shall it be evidence of any agreement or understanding, expressed or implied, that the Company shall employ an individual in any particular position for any particular period of time.

         Acceptance by a participant of any funds from the Company under the Plan shall constitute a release by the participant of any claims he may have against the Company arising under or related to the Plan.





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         PURSUANT TO THE APPROVAL OF THIS PLAN BY THE FINANCE AND PERSONNEL
COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, THE COMPANY HEREBY ADOPTS THIS PLAN EFFECTIVE AS OF JANUARY 1, 1997.



AVATEX CORPORATION


By:
   ------------------------
Name:
     ----------------------
Title:
      ---------------------




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                                   EXHIBIT A

                              INITIAL PARTICIPANTS

                                                                         Percentage       Percentage
                                                                          Award of          Award
   Name                           Title                                  Net Income        of Fund
   ----                           -----                                  ----------       ----------
Abbey J. Butler                   Co-Chairman of the Board of             4.125%             23.5%
                                  Directors and Co-Chief
                                  Executive Officer

Melvyn J. Estrin                  Co-Chairman of the Board of             4.125%             23.5%
                                  Directors and Co-Chief
                                  Executive Officer

Edward L. Massman                 Senior Vice President                   3.125%             17.5%
                                  and Chief Financial Officer

Scott E. Peterson                 Vice President -- Finance               1.625%              9.3%

Grady E. Schleier                 Vice President and Treasurer            1.625%              9.3%

Robert H. Stone                   Vice President, General Counsel         1.625%              9.3%
                                  and Secretary

Tanis Darnell                     Director of Planning and                0.625%              3.8%
                                  Business Development

Steven N. Shapu                   Director of Accounting                  0.625%              3.8%
                                                                         -------           -------

Totals ............................................................        17.5%            100.0%







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